                                                                    EXHIBIT 99.1

                  THE BLACKSTONE GROUP COMPLETES ACQUISITION OF
                             PRIME HOSPITALITY CORP.

Fairfield,  New Jersey - October 8, 2004 - Prime  Hospitality  Corp. (NYSE: PDQ)
(the  "Company")  announced  today  that it has  completed  its  merger  with an affiliate of The Blackstone Group. Under the terms of the merger agreement,  the
Company's stockholders will receive $12.25 per share in cash, without interest.

The Company  also  announced  that as of 8:00 A.M. New York City Time on Friday,
October  8,  2004,  the  expiration  time  of the  tender  offer,  approximately
$173,183,000   aggregate   principal  amount  of  the  Company's  8-3/8%  Senior
Subordinated Notes due 2012 (the "Notes"),  constituting  approximately 96.9% of the Notes, had been tendered and not withdrawn in connection with the previously announced  cash tender offer for the Notes.  All Notes validly  tendered and not withdrawn in the offer have been accepted for payment. In addition,  the Company announced that in connection  with the receipt of the requisite  consents to the proposed  amendments,  the First Supplemental  Indenture governing the Notes has been executed and the amendments are operative.

About Prime Hospitality Corp.

Prime Hospitality Corp., one of the nation's premiere lodging  companies,  owns, manages,  develops and franchises more than 250 hotels throughout North America.
The Company owns and operates  three  proprietary  brands,  AmeriSuites(R)  (all suites), PRIME Hotels & Resorts(R) (full-service) and Wellesley Inns & Suites(R)
(limited service). Also within Prime's portfolio are owned and/or managed hotels operated under franchise agreements with national hotel chains including Hilton,
Sheraton,  Hampton,  and Holiday Inn. Prime can be accessed over the Internet at
http://www.primehospitality.com.

About The Blackstone Group

The Blackstone Group, a private investment firm with offices in New York, London and Hamburg, was founded in 1985. Blackstone's Real Estate Group has raised five funds, representing over $6 billion in total equity, and has a long track record of  investing  in hotels and other  commercial  properties.  In addition to Real
Estate,  The  Blackstone  Group's  core  businesses  include,   Private  Equity,
Corporate Debt Investing,  Marketable Alternative Asset Management,  Mergers and
Acquisitions  Advisory,  and  Restructuring  and  Reorganization  Advisory.  The
Blackstone Group can be accessed on the Internet at http://www.blackstone.com.

Certain  statements and  information  included in this press release  constitute
"forward-looking   statements"   within  the  meaning  of  the  Federal  Private
Securities  Litigation  Reform  Act of  1995.  Such  forward-looking  statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different  from any future  results,  performance or  achievements  expressed or implied in such  forward-looking  statements.  Additional  discussion of factors
that  could  cause  actual  results  to  differ   materially  from  management's
projections, forecasts, estimates and expectations is contained in the Company's
SEC filings.

CONTACTS:

Rich Szymanski
Chief Financial Officer
Prime Hospitality Corp.
Tel: (973) 882-1010
rts@primehospitality.com

John Ford
VP Corporate Communications
The Blackstone Group
Tel: 212 583-5559
ford@blackstone.com